Exhibit 5

Our ref:	DRK\ZZZ01.00001	Ashurst
Direct line:	+44 (0)20 7859 1205	Broadwalk House
E-mail:	david.kershaw@ashurst.com	5 Appold Street
London EC2A 2HA

Tel +44 (0)20 7638 1111
8 February 2005	Fax +44 (0)20 7638 1112
DX 639 London/City
www.ashurst.com A list of partners and their qualifications is available for inspection at this address Regulated by the Law Society

Smith & Nephew plc

15 Adam Street

London WC2N 6LA

Ladies & Gentlemen

Smith & Nephew 2004 Co-Investment Plan

Smith & Nephew 2004 Executive Share Option Plan

Smith & Nephew 2004 Performance Share Plan

(together the “Plans”)

Up to 11,000,000 shares of common stock, 12 2/9 pence par value

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Smith & Nephew plc, a public limited company incorporated under the laws of England and Wales (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of shares of common stock, 12 2/9 pence par value, of the Company (the “Ordinary Shares”).

We are familiar with the proceedings to date with respect to the proposed issuance of up to an aggregate of 11,000,000 Ordinary Shares (the “Registered Shares”). Of these, 5,000,000 Ordinary Shares are to be issued pursuant to the Smith & Nephew 2004 Co-Investment Plan and the Smith & Nephew 2004 Performance Share Plan and will be represented by 1,000,000 American Depositary Shares (the “ADSs”), each ADS representing five Ordinary Shares. The remaining 6,000,000 million Ordinary Shares are to be issued pursuant to the Smith & Nephew 2004 Executive Share Option Plan. We have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

Based on the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and validly existing under the laws of England and Wales.

2.	Each of the Registered Shares which is newly issued pursuant to the Plans will constitute a share of common stock of the Company which has been duly authorised and validly issued and is fully paid and non-assessable when (i) the Registration Statement on form S-8 shall have become effective under the Securities Act, of 1933, as amended; (ii) the Company’s board of directors or a duly authorised committee thereof shall have duly adopted final resolutions authorising the issuance and sale of such share as contemplated by the Plans; and (iii) the name of the holder shall have been entered in the Register of Members and a certificate representing such share shall have been duly executed, countersigned and registered and duly delivered upon payment of the agreed consideration therefor (not less than the par value thereof) determined in accordance with the terms of the Plans.

BRUXELLES FRANKFURT LONDON MADRID MILANO MUNCHEN NEW DELHI NEW YORK PARIS SINGAPORE TOKYO

Smith & Nephew plc	8 February 2005	Page 2

This Opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by and be construed in accordance with English law. We consent to the filing of this opinion as an exhibit to the Registration Statement relating to such Ordinary Shares. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully

/s/ Ashurst
ASHURST